EXHIBIT 99.1

For Immediate Release

February 27, 2025

FrontView REIT Announces January/February Investment Activity and Attendance of Citi’s 30thAnnual Global Property CEO Conference March 2-4

Dallas, TX – FrontView REIT, Inc. (NYSE: FVR) (the “Company”, “FrontView”, “we”, “our”, or “us”), today announced its intra quarter net investment activity for Q1 2025.

YTD NET 2025 INVESTMENT ACTIVITY

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From January 1, 2025 through the date of this release, we acquired 14 new properties for $35.3 million at a weighted average initial cash capitalization rate of 7.8% and a weighted average lease term of 12.7 years.
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The acquisitions were diversified across 7 industries, 11 tenants, and 11 states, including 5 new tenants and 2 new states. Investment grade tenants accounted for approximately 34% of the annualized base rent (“ABR”) from these acquisitions.
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As of the date of this release, we have 6 properties under contract for an additional $20.7 million at a weighted average initial cash capitalization rate of 8.2% and a weighted average lease term of 12.6 years. The properties are diversified across 5 industries, 5 tenants, and 4 states, with investment grade tenants representing approximately 12% of the ABR.
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During February 2025 we sold one property for gross sales proceeds of $2.1 million at a 6.9% cash capitalization rate, recognizing a $0.05 million gain over our original purchase price.

MANAGEMENT COMMENTARY

“We will be reporting Q4 2024 results and providing 2025 guidance after markets close on Wednesday, March 19,” said Stephen Preston, FrontView’s Chairman, Co-CEO, and Co-President. “Given we will be attending Citi’s 30thAnnual Global Property CEO Conference,we will be providing a more detailed update of our operations than we customarily would at this time.”

As previously reported, we successfully demonstrated our ability to significantly increase our acquisition pace during Q4 2024 and achieve accretive spreads, all with our existing team in place. We believe we can continue to scale throughout the year without bringing on any major hires. We expect our Q1 2025 acquisition volumes to be consistent with our previous press release and, due to a very robust pipeline, we can reaccelerate cadence should the capital markets improve. Given the large and fragmented marketplace in which we operate, i.e., typically not competing against other public net lease REITs, we expect our average cap rate for Q1 2025 to be between 7.8% and 7.9%, which is approximately 30 to 40 basis points higher than our previous expectations, allowing us to continue to produce outsized, accretive growth.

At the end of 2024, we maintained a healthy portfolio occupancy of approximately 98%. We believe that our broad portfolio diversification, coupled with our ability to successfully repurpose and recycle our well-located assets with frontage, should serve to mitigate any long-term impacts to AFFO from recent or expected vacancies. Hooters (four properties), TGI Fridays (two properties), On The Border (three properties), Freddy’s (one property), World Auto (one property) and JOANN Fabrics (one property) on our previous watchlist, were either vacant as of year-end or are currently offline, though based upon signed contracts and active negotiations, we expect that a substantial majority of these properties should be back online in late 2025 at meaningful recovery rates, demonstrating the strength, quality and desirability of our frontage-based real estate. Our Team’s ability to successfully repurpose these assets will only continue to make our portfolio even stronger.

We drew down our $200 million delayed draw term loan on December 30, 2024 to repay our asset backed security facility. We have been carefully watching the forward rate curves, and, as the market is aware, interest rates have risen dramatically from around the time of our IPO and will be impactful to our 2025 AFFO.

We look forward to continuing to add value for our shareholders by growing, diversifying, and enhancing our portfolio accretively with outsized acquisition pricing and a best-in-class asset management team.

About FrontView REIT, Inc.

FrontView is an internally-managed net-lease REIT that acquires, owns and manages primarily outparcel properties that are net leased to a diversified group of tenants. FrontView is differentiated by an investment approach focused on outparcel properties that are in prominent locations with direct frontage on high-traffic roads that are highly visible to consumers. FrontView’s tenants include service-oriented businesses, such as cellular stores, financial institutions, automotive stores and dealers, medical and dental providers, restaurants, pharmacies, convenience and gas stores, car washes, fitness operations, home improvement stores, grocery stores, professional services as well as general retail tenants.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause FVR’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in “Risk Factors” of the Company’s Prospectus, which was filed with the SEC on October 2, 2024, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Company Contact

media@frontviewreit.com